NEWS RELEASE

For Immediate Release		April 22, 2008

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

HOME FEDERAL BANCORP ANNOUNCES
FIRST QUARTER EARNINGS

(Columbus, In) -- Home Federal Bancorp (the "Company") (NASDAQ: HOMF), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced quarterly earnings of $1,419,000 or $0.42 diluted earnings per common share compared to $1,089,000 or $0.30 diluted earnings per common share a year earlier. Net income for the prior year included a pre-tax charge of $788,000 related to a previously disclosed employee termination which was recorded in miscellaneous expense. Excluding the impact of this one-time charge, net income for the prior year would have been $1,565,000 or $0.43 diluted earnings per share. The decrease in net income compared to the prior year was primarily due to a 20 basis point decrease in net interest margin as well as additional expenses associated with the Bank’s name change during the first quarter. The Company incurred approximately $100,000 in one time costs associated with the change of the Bank’s name to Indiana Bank and Trust Company - primarily office supplies and expensing costs of signage. Total loans increased $2.9 million for the quarter. The growth in the loan portfolio was primarily the result of an increase in commercial and commercial mortgage loans to new and existing customers in our central Indiana markets which increased $14.2 million for the quarter. Chairman and CEO John Keach, Jr. stated, “While market conditions continue to present us with new challenges, we continue to focus on executing our plan to enhance shareholder value.” Executive Vice President and CFO Mark Gorski added, “The current interest rate environment is tough on net interest margin, but commercial loan growth continues to be strong.”

Balance Sheet

Total assets were $920.1 million as of March 31, 2008, an increase of $11.3 million from December 31, 2007. Total loans increased $2.9 million for the quarter. The growth in the loan portfolio was primarily the result of an increase in commercial and commercial mortgage loans which totaled $14.2 million for the quarter. The increase in commercial loans has been partially offset by a decrease in residential mortgage loans and consumer loans. Residential mortgage loans decreased $5.9 million for the quarter as substantially all new mortgage loan originations are being sold in the secondary market. Consumer loans decreased $5.5 million for the quarter due primarily to a reduction in home equity and second mortgage loans and a continued run off of indirect automobile loans as the Bank discontinued the origination of indirect automobile loans during 2006.

Total retail deposits decreased $2.3 million for the quarter. During the quarter, public fund interest checking account balances decreased $15.0 million while all other retail deposit categories in total increased $12.7 million including growth of $11.4 million in certificates of deposit and growth of $8.7 million in non-interest checking accounts.

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Home Federal Bancorp
First Quarter Earnings

Total FHLB borrowings increased $12.4 million for the quarter. The increase in FHLB borrowings during the quarter was done in anticipation of future funding needs within the commercial loan business.

As of March 31, 2008, shareholders’ equity was $68.5 million. The return on average assets for the quarter was 0.62% while the return on average equity for the year was 8.33%.

Asset Quality

Provision for loan losses increased $80,000 to $360,000 for the quarter. The increase in provision for loan losses was primarily due to increases in commercial loans as well as increases in non-performing loans. Net charge offs were $289,000 for the first quarter representing an annualized net charge off ratio of 0.15% compared to net charge offs of $175,000 representing an annualized net charge off ratio of 0.10% for the first quarter of 2007. Non-performing assets to total assets increased to 1.38% at March 31, 2008 from 1.29% at December 31, 2007. Non-performing loans to total gross loans increased to 1.61% at March 31, 2008 from 1.51% at December 31, 2007. The ratio of the allowance for loan losses to total loans was 0.93% at March 31, 2008 compared to 0.92% at December 31, 2007.

Net Interest Income

Net interest income increased $87,000 or 1.3% to $6.9 million for the quarter. Net interest margin for the quarter was 3.24%, which represented a decrease of 20 basis points compared to the first quarter of 2007 and a 14 basis point decrease compared to the fourth quarter of 2007. The decrease in net interest margin for the quarter was primarily the result of a significant reduction in interest rates during the first quarter. The decline in interest rates resulted in a reduction of 2.0% in the Bank’s prime rate. As the Bank has more interest earning assets tied to indices that reprice immediately than it does interest bearing liabilities, the impact of the sharp reduction in interest rates caused a decrease in net interest margin.

Non Interest Income

Non interest income increased $177,000 or 6.1% for the quarter. Gain on sale of loans increased $93,000 for the quarter and service fees on deposits accounts increased $40,000 or 2.8% for the first quarter. The increase in the gain on sale of loans resulted primarily from increased origination volumes from our Indianapolis market which were sold in the secondary market.

Non Interest Expenses

Non interest expenses decreased $383,000 to $7.4 million for the first quarter. Excluding the one-time employee related expense incurred in the first quarter of 2007, non interest expenses increased $405,000 or 5.8% for the quarter. Compensation and employee benefits expense increased $151,000 or 3.7% for the year due to additional salary and incentive compensation expense for the new commercial lending and commercial credit staff in Indianapolis, an increase in the Company match on the 401(k) and normal annual salary increases.
Effective January 1, 2008, the Company increased the maximum 401(k) match to 50% of an employee’s 401(k) contribution, up to a maximum contribution of 3.0% of salary. This change is expected to increase expense by approximately $30,000 per quarter compared to the prior year.

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Home Federal Bancorp
First Quarter Earnings

In addition, the Company has chosen to freeze its defined benefit pension plan effective April 1, 2008 which is expected to decrease expense by approximately $100,000 in the second quarter of 2008 and approximately $150,000 in the third and fourth quarters of 2008 compared to the expense recorded in the first quarter. Marketing expense increased $149,000 for the quarter compared to the first quarter of 2007 due to the timing of advertising associated with the name change. The Company anticipates total marketing cost for 2008 to approximate the average marketing expense over the previous 2 years.

Stock Repurchase Programs

In January 2008, the Board of Directors approved the thirteenth repurchase, from time to time, on the open market of up to 5% of the Company’s outstanding shares of common stock, without par value (“Common Stock”), or 168,498 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company repurchased 11,886 shares under this plan during the first quarter.

Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

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HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

(unaudited)	March 31,	December 31,
	2008	2007

Assets:
Cash and due from banks	$49,742	$40,552
Securities available for sale at fair value (amortized cost $63,055 and $62,551)	63,697	62,306
Securities held to maturity at amortized cost (fair value $1,567and $1,558)	1,554	1,557
Loans held for sale (fair value $6,373 and $7,250)	6,251	7,112
Portfolio loans:
Commercial loans	209,392	207,590
Commercial mortgage loans	281,431	269,035
Residential mortgage loans	136,601	142,481
Second and home equity loans	100,206	103,560
Other consumer loans	25,191	27,345
Unearned income	(106)	(165)
Total portfolio loans	752,715	749,846
Allowance for loan losses	(7,043)	(6,972)
Portfolio loans, net	745,672	742,874

Premises and equipment	15,425	15,599
Accrued interest receivable	4,111	4,670
Goodwill	1,875	1,875
Other assets	31,794	32,261
TOTAL ASSETS	$920,121	$908,806

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$78,408	$69,728
Interest checking	92,330	103,624
Savings	41,135	37,513
Money market	171,099	185,803
Certificates of deposits	312,560	301,146
Retail deposits	695,532	697,814
Brokered deposits	9,179	9,174
Public fund certificates	2,632	563
Wholesale deposits	11,811	9,737
Total deposits	707,343	707,551
FHLB borrowings	111,791	99,349
Short term borrowings	30	20
Junior subordinated debt	15,464	15,464
Accrued taxes, interest and expense	2,506	2,981
Other liabilities	14,472	15,987
Total liabilities	851,606	841,352
Commitments and Contingencies
Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: None
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,358,079 and 3,369,965	20,301	20,305
Retained earnings, restricted	48,568	48,089
Accumulated other comprehensive loss, net	(354)	(940)
Total shareholders' equity	68,515	67,454
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$920,121	$908,806

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HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)	Three Months Ended
	March 31,
	2008	2007
Interest Income:
Short term investments	$301	$433
Securities	684	644
Commercial loans	3,421	3,312
Commercial mortgage loans	4,501	3,880
Residential mortgage loans	2,350	2,713
Second and home equity loans	1,681	1,871
Other consumer loans	507	588
Total interest income	13,445	13,441

Interest Expense:
Checking and savings accounts	362	517
Money market accounts	1,077	1,313
Certificates of deposit	3,475	3,439
Total interest on retail deposits	4,914	5,269

Brokered deposits	111	252
Public funds	23	7
Total interest on wholesale deposits	134	259
Total interest on deposits	5,048	5,528

FHLB borrowings	1,262	837
Other borrowings	-	2
Junior subordinated debt	245	271
Total interest expense	6,555	6,638

Net interest income	6,890	6,803
Provision for loan losses	360	280
Net interest income after provision for loan losses	6,530	6,523

Non Interest Income:
Gain on sale of loans	403	310
Investment advisory services	471	437
Service fees on deposit accounts	1,495	1,455
Loan servicing income, net of impairment	125	143
Miscellaneous	590	562
Total non interest income	3,084	2,907

Non Interest Expenses:
Compensation and employee benefits	4,269	4,118
Occupancy and equipment	1,056	978
Service bureau expense	456	391
Marketing	355	206
Miscellaneous	1,279	2,105
Total non interest expenses	7,415	7,798

Income before income taxes	2,199	1,632
Income tax provision	780	543
Net Income	$1,419	$1,089

Basic earnings per common share	$0.42	$0.30
Diluted earnings per common share	$0.42	$0.30

Basic weighted average number of shares	3,364,463	3,583,844
Dilutive weighted average number of shares	3,375,275	3,681,854
Dividends per share	$0.200	$0.200

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Supplemental Data:	Three Months Ended
(unaudited)	March 31,
	2008	2007
Weighted average interest rate earned
on total interest-earning assets	6.31%	6.80%
Weighted average cost of total
interest-bearing liabilities	3.16%	3.49%
Interest rate spread during period	3.15%	3.31%

Net interest margin
(net interest income divided by average
interest-earning assets on annualized basis)	3.24%	3.44%
Total interest income divided by average
total assets (on annualized basis)	5.84%	6.20%
Total interest expense divided by
average total assets (on annualized basis)	2.86%	3.11%
Net interest income divided by average
total assets (on annualized basis)	2.99%	3.14%

Return on assets (net income divided by
average total assets on annualized basis)	0.62%	0.50%
Return on equity (net income divided by
average total equity on annualized basis)	8.33%	6.17%

	March 31,	December 31,
	2008	2007

Book value per share outstanding	$20.40	$20.02

Nonperforming Assets:
Loans: Non-accrual	$10,399	$10,516
Past due 90 days or more	238	64
Restructured	1,615	874
Total nonperforming loans	12,252	11,454
Real estate owned, net	402	286
Other repossessed assets, net	7	25
Total Nonperforming Assets	$12,661	$11,765

Nonperforming assets divided by total assets	1.38%	1.29%
Nonperforming loans divided by total loans	1.61%	1.51%

Balance in Allowance for Loan Losses	$7,043	$6,972

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